Exhibit 99.1

Tel-Instrument Electronics Corp. Reports $535k Test Set Order

And Bookings of $19.4 Million for the Last 12 Months

East Rutherford, NJ – September 19, 2019 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (OTC: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported a Mode 5 test set order of $535k from the U.S. military which brings bookings to date for the second quarter to $4.6 million and orders for the last 12 months to $19.4 million.

Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “bookings have improved substantially over the last year reflecting a combination of strong U.S. DoD orders as well as growing international demand for our Mode 5 test sets. In the current quarter, we have secured large Mode 5 test set orders from both Canada and Germany. We anticipate continued strong international demand for Mode 5 test sets as we approach the July 1, 2020 deadline for the decertification of Mode 4 IFF. We are currently working on other significant international opportunities which we hope to secure later this fiscal year. We continue to do a solid job in capturing the lion’s share of large Mode 5 test set market which should result in improved revenues and profitability going forward.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Company Contact:

Joseph P. Macaluso

Tel-Instrument Electronics Corp.

201.933.1600

Agency Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

jnesbett@institutionalms.com

203.972.9200